UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 17, 2012
Patriot Minefinders Inc.
(Exact name of registrant as specified in its charter)
Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
591 Camino de la Riena, Suite 802, San Diego, California		92108
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code	(619) 688-6505
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets

On May 17, 2012, we entered into an assignment agreement with Skanderbeg Capital Partners Inc., in regards to the acquisition of an option on certain mineral concessions in Mexico known as the “La Buena Project”.

Skanderbeg and San Marco Resources Inc. had entered into an option agreement dated February 28, 2012, wherein Skanderbeg had acquired from San Marco the “Option” as defined therein, in regards to the option to acquire a 50% interest in the La Buena Project.  Skanderbeg has assigned its interest in the Option to us for $100,000, which consists of the costs paid by Skanderbeg to date for the acquisition of its interest under the Option terms.

We have assumed all of Skanderbeg’s obligations under the option agreement and have agreed to issue up to 2,500,000 restricted shares of common stock to San Marco, in periodic installments to December 31, 2014. We shall be required to make aggregate cash payments totalling $300,000 to San Marco, with the next payment of $100,000 due by the end of the year, and then an additional $100,000 due on each of December 31, 2013 and 2014 respectively.  We will be required to incur aggregate exploration expenditures of $6,000,000, with $1,000,000 to be incurred by the end of the year, $500,000 to be incurred by December 31, 2013, and the balance of $4,500,000 to be incurred by December 31, 2014.

The La Buena Project is located Northern Zacatecas, Mexico.  It consists of three concessions, totaling approximately 8,500 hectares.  Mineralization has indicated gold, silver and base metals to be present. There are at least 2 different areas on the property where artisanal mining occurred and it was done from surface cuts, shallow stopes and was mainly exploratory in nature. Kennecott staked a concession over the zone of metasediments that occurs in the northwest part of the concession in 1998, but the concession was abandoned shortly thereafter and declared open ground in November 2002. Golden Minerals (Minera de Las Cordilleras) staked much of the ground that comprises the La Buena project and received title to the concession in June 2007. Their exploration effort consisted of limited reconnaissance rock-chip sampling. San Marco acquired the Golden Minerals concessions in 2010.

Shallow alluvium covers nearly half of La Buena property, however where outcrop exists, Caracol Formation (mainly calcareous siltstones) dominates the property geology. The same shelf carbonates that host ore in the Zuloaga, Noche Buena, and Providencia districts are found at the north end of La Buena property along the hinge-line of an east-west anticline that forms a prominent ridge called the Sierra de Zuloaga. Subvolcanic pyrite-rich monzonitic intrusives occur a few kilometers to the south of the ridge, forming a halo of metasediments in the local Caracol Formation that San Marco refers to as the Julia zone. The Julia zone is situated along the axis of an east-west syncline that is overturned to the north.

On the La Buena property, prospect pits and shallow workings have been found on chimneys and mantos in reef limestones, as well as along structures in metasediments and Tertiary intermediate subvolcanics. The Cupido Formation hosts the chimney-style mineralization. Within the Julia zone, gold of economic interest occurs as disseminations in Caracol Formation metasediments as well as subvolcanics.  Intrusive and sub-volcanic rocks are associated with ore throughout the Concepción del Oro district.

The foregoing description of the assignment agreement is qualified entirely by reference to the copy of said agreement attached as an exhibit to this current report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

10.1              Assignment Agreement dated effective May 17, 2012 between Skanderbeg Capital Partners Inc. and Patriot Minefinders Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.
/s/ John H. Schweitzer
John H. Schweitzer
President and Director

Date:	May 25, 2012